UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
(Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934)
Date of Report (Date of earliest event reported) August 28, 2006
SOLECTRON CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-11098	94-2447045

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

847 Gibraltar Drive, Milpitas, California		95035

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (408) 957-8500
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 Entry into a Material Definitive Agreement.
     On August 28, 2006, Solectron Corporation, a Delaware corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., Citicorp USA, Inc., and The Bank of Nova Scotia, as co-syndication agents, ABN Amro Bank N.V., as document agent, and Banc of America Securities LLC and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers, each issuer of letters of credit from time to time party thereto, and the lending institutions from time to time party thereto, providing for a credit facility that amends and replaces the Company’s Credit Agreement, dated as of August 20, 2004. The Credit Agreement provides for a revolving multicurrency secured credit facility in an amount of up to $350 million, which may be used by the Company or any subsidiary of the Company that becomes a borrower thereunder, to borrow revolving loans or issue standby letters of credit, subject to a $100 million letter of credit sublimit. The Company may, upon notice to the lenders, request an increase in the credit facility of up $150 million, to provide for an aggregate commitment of up to $500 million. There are currently no revolving loans outstanding and approximately $2.1 million in letters of credit outstanding under the Credit Agreement
     The revolving loans under the Credit Agreement bear interest, at the Company’s option, at either (i) the base rate, which is defined as a fluctuating rate per annum equal to the greater of (A) Bank of America N.A.’s prime rate, or (B) the average rate on overnight federal funds plus one-half of one percent, or (ii) a rate equal to (A) the British Bankers Association LIBOR Rate, plus (B) an applicable margin ranging from 1.0% to 2.0% based upon the debt ratings of the Company’s non-credit-enhanced senior unsecured long-term debt, as determined by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. A default interest rate shall apply on all obligations during an event of default under the Credit Agreement at a rate per annum equal to 2.0% above the applicable interest rate The Company is also obligated to pay other customary commitment fees and utilization fees for a credit facility of this size and type. The Credit Agreement matures on August 28, 2009, and may be prepaid at any time without penalty or premium at the option of the Company.
     The obligations under the Credit Agreement are guarantied by the Company’s existing and future material United States subsidiaries, and such obligations, including the guaranties, are secured by: (i) the Company’s and its U.S. subsidiaries’ accounts receivable, equipment and inventory, (ii), a pledge of the capital stock of the Company’s material United States subsidiaries, (iii) a pledge of 65% of the capital stock of the Company’s and its United States subsidiaries material first-tier foreign subsidiaries, and (iv) a pledge of certain intercompany indebtedness among the Company and certain of its subsidiaries. In the event that the Company’s non-credit-enhanced senior unsecured long-term debt achieves a rating of BB/Ba3 (stable/stable) or BB-/Ba2 (stable/stable) or higher from Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively, the liens on the collateral described in clause (i) above will be released.
     The Credit Agreement requires the Company to comply with a leverage ratio and cash interest coverage ratio. In additional, the Credit Agreement contains customary covenants, including covenants that limit or restrict the Company’s and its subsidiaries’ ability to: incur liens, incur indebtedness, make investments, dispose of assets, make certain restricted payments, merge or consolidate, enter into certain transactions with affiliates, and enter into certain types of burdensome agreements.
     The Credit Agreement contains customary events of default, that include among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and change of control defaults. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.
     Bank of America N.A., the administrative agent and collateral agent under the Credit Agreement was the administrative agent and collateral agent under Company’s amended and restated Credit Agreement, dated as of August 20, 2004, and certain of the other lenders under the Credit Agreement were also lenders under the amended and restated Credit Agreement.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.
ITEM 8.01 Other Events.
     On August 29, 2006, the Company issued a press release announcing that it had secured a three-year, $350 million revolving credit facility. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.
ITEM 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit	Description
99.1	Press release dated August 29, 2006 announcing revolving credit facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2006	Solectron Corporation
/s/ Warren Ligan
Warren Ligan
Senior Vice President and Chief Accounting Officer

Exhibit Index

Exhibit	Description
99.1	Press release dated August 29, 2006 announcing revolving credit facility.